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                                                                HEI Exhibit 12.1
                                                                ----------------


Hawaiian Electric Industries, Inc. and subsidiaries
COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
(unaudited)

Six months ended June 30                                    2001 (1)         2001 (2)         2000 (1)         2000 (2)
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(dollars in thousands)
Fixed charges
Total interest charges (3)............................      $ 94,388         $157,614         $ 97,032         $153,447
Interest component of rentals.........................         2,179            2,179            2,282            2,282
Pretax preferred stock dividend requirements of
  subsidiaries........................................         1,571            1,571            1,679            1,679
Preferred securities distributions of
  trust subsidiaries..................................         8,018            8,018            8,018            8,018
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Total fixed charges...................................      $106,156         $169,382         $109,011         $165,426
=========================================================================================================================


Earnings
Pretax income.........................................      $ 84,124         $ 84,124         $ 81,088         $ 81,088
Fixed charges, as shown...............................       106,156          169,382          109,011          165,426
Interest capitalized..................................        (1,187)          (1,187)          (1,580)          (1,580)
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Earnings available for fixed charges..................      $189,093         $252,319         $188,519         $244,934
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Ratio of earnings to fixed charges....................          1.78             1.49             1.73             1.48
=========================================================================================================================

(1)     Excluding interest on ASB deposits.

(2)     Including interest on ASB deposits.

(3) Interest on nonrecourse debt from leveraged leases is not included in total interest charges nor in interest expense in HEI's consolidated statements of income.